Registration No. 333-92391

Registration No. 333-92409

Registration No. 333-38766

Registration No. 333-38768

Registration No. 333-38874

Registration No. 333-59096

Registration No. 333-71944

Registration No. 333-101965

Registration No. 333-116778

Registration No. 333-148056

Registration No. 333-171522

Registration No. 333-173813

Registration No. 333-175192

Registration No. 333-176741

Registration No. 333-182702

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

UNDER

THE SECURITIES ACT OF 1933

GEEKNET, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0399299
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

11216 Waples Mill Rd., Suite 103
Fairfax, Virginia 22030

(Address of Principal Executive Offices, including Zip Code)

1998 STOCK PLAN
1999 EMPLOYEE STOCK PURCHASE PLAN
1999 DIRECTOR OPTION PLAN
TruSOLUTIONS, INC. 2000 STOCK PLAN
ANDOVER.NET, INC. 1999 STOCK OPTION PLAN
ANDOVER ADVANCED TECHNOLOGIES, INC. 1995 STOCK PLAN
NETATTACH, INC. 1999 STOCK OPTION AND EQUITY INCENTIVE PLAN
1999 STOCK PLAN
2007 EQUITY INCENTIVE PLAN
STAND ALONE RESTRICTED STOCK UNIT AGREEMENTS
2012 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Kathryn K. McCarthy President, Chief Executive Officer 11216 Waples Mill Rd., Suite 103 Fairfax, Virginia 22030 (877) 433-5638	Copy to: David E. Shapiro 51 West 52nd Street New York, New York 10019 (212) 403-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Geeknet, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-92391	December 9, 1999	1998 Stock Plan	9,150,226
333-92409	December 9, 1999	1998 Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Director Option Plan	15,713,409
333-38766	June 7, 2000	TruSOLUTIONS, INC. 2000 Stock Plan	185,400
333-38768	June 7, 2000	NETATTACH, INC. 1999 STOCK OPTION AND EQUITY INCENTIVE PLAN	44,855
333-38874	June 8, 2000	ANDOVER.NET, INC. 1999 STOCK OPTION PLAN, ANDOVER ADVANCED TECHNOLOGIES, INC. 1995 STOCK PLAN	1,373,634
333-59096	April 17, 2001	1998 Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Director Option Plan	3,293,288
333-71944	October 19, 2001	1998 Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Director Option Plan	3,401,816
333-101965	December 18, 2002	1998 Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Director Option Plan	3,404,105
333-116778	June 23, 2004	1998 Stock Plan, 1999 Employee Stock Purchase Plan, 1999 Director Option Plan	3,468,033
333-148056	December 14, 2007	2007 Equity Incentive Plan	5,250,000
333-171522	January 3, 2011	Stand Alone Restricted Stock Unit Agreements	78,125
333-173813	April 29, 2011	Stand Alone Restricted Stock Unit Agreements	156,250
333-175192	June 29, 2011	2007 Equity Incentive Plan	200,000
333-176741	September 9, 2011	Stand Alone Restricted Stock Unit Agreements	78,125
333-182702	July 16, 2012	2012 Employee Stock Purchase Plan	100,000

On June 1, 2015, the Company entered into an Agreement and Plan of Merger with GameStop Corp., a Delaware corporation (“Parent”), and Gadget Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the “Merger”) pursuant to

Section 251(h) of General Corporation Law of the State of Delaware.  The Merger became effective on July 17, 2015, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 27, 2015.

GEEKNET, INC.

Date: July 27, 2015	By:	/s/ Kathryn K. McCarthy
		Name:	Kathryn K. McCarthy
		Title:	President and Chief Executive Officer